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METHODE ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        Class B common stockholders of Methode Electronics, Inc. are strongly advised to read Methode's solicitation/ recommendation statement regarding the tender offer referred to in this press release when it becomes available because it will contain important information. Stockholders may obtain a free copy of the solicitation/ recommendation statement, which will be filed by Methode with the Securities and Exchange Commission and mailed to Methode's Class B common stockholders, at the SEC's web site at www.sec.gov and at Methode's website at www.methode.com. Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement by directing requests to Methode's Investor Relations Department.

News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060 jiske@methode.com

Methode Electronics, Inc. Adjourns Special Meeting of Eligible Class A Stockholders

        CHICAGO, July 10, 2003—Methode Electronics, Inc. (Nasdaq: METHA) announced today that it has adjourned its special meeting of eligible Class A stockholders. Mr. William T. Jensen, Chairman of Methode Electronics, called the meeting to order at 10:00 A.M. and immediately adjourned, to reconvene on July 24, 2003 at 10:00 A.M.

        This adjournment relates to the unsolicited cash tender offer for Methode's outstanding Class B common stock by Dura Automotive Systems, Inc.

About Methode Electronics

        Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.